Exhibit 99.1

BioAmber Reports Fourth Quarter and Full Year 2014 Financial Results

Minneapolis, MN, March 12, 2015. BioAmber Inc. (NYSE: BIOA), an industrial biotechnology company producing sustainable chemicals including bio-based succinic acid, today announced its financial results for the fourth quarter and year ended December 31, 2014.  Highlights included:

•	Substantial progress was made on construction of the 30,000 metric ton capacity commercial plant in Sarnia, and subsequent to the quarter the Company began commissioning the facility
•	The Company added a total of 21 new customers in 2014 and signed two significant take-or-pay agreements, including a 15-year commitment to purchase one third of Sarnia capacity annually
•	Net cash used in operating activities for the year ended December 31, 2014 was reduced by 22% to $21.5 million, compared to $27.5 million in the year ended December 31, 2013

“We are on the verge of completing our first commercial succinic acid plant within the original budget estimate, a significant achievement and milestone for our company,” said Jean-Francois Huc, BioAmber’s Chief Executive Officer. “We are ready for operations, with steam and electricity supply already hooked up to the plant, tested and live.   All plant operators have been hired and trained, and our key long-term supply agreements for sugar, steam and electricity signed.  In the coming weeks we will complete construction and in parallel start up the plant and qualify our product with customers, with the goal to be in commercial operation in Q3 2015,” he added.

Sarnia Highlights

•	Construction has progressed well and is expected to be completed in two months; the projected final cost of the plant remains within the original budget estimate of $125 million +/- 10%
•

Preparation is complete from an operational standpoint: all operators have been recruited and trained, the plant is connected to fully operational steam and power lines, and long term supply agreements for glucose, steam, electricity and maintenance services have been executed

•	Subsequent to the quarter end, the Company initiated commissioning of the Sarnia plant, a process that is anticipated to take approximately 5 months

Other Business Highlights

•	BioAmber added 5 new customers in the fourth quarter of 2014
•	The Company signed two take-or pay-agreements for Sarnia with Vinmar and PTTMCC Biochem that will ramp up in 2015 and represent 15,000 metric tons of annual sales in 2016 and 2017
•	New uses for BioAmber’s Bio-SATM were validated in the lubricants and paints/coatings markets, and unique flavoring performance for di-sodium succinate was demonstrated in food applications

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•	The Company ended as planned its toll manufacturing contract with ARD in Pomacle, France

Financial Highlights

•	Net cash used in operating activities was reduced by 22% year-over-year, with an average monthly cash burn of under $2.0 million per month in 2014
•	The Company closed on a three year, $25 million loan from Tennenbaum Capital Partners and used the proceeds to reimburse the outstanding loan with Hercules Technology Growth Capital
•	Cash on hand was $51.0 million as of December 31, 2014

Full Year 2014 Financial Results

Revenues for the year ended December 31, 2014 decreased to $1.5 million from $2.7 million for the same period in 2013.  Sales volume in 2014 was slightly higher than in 2013, but was offset by a decrease in the average sales price that resulted from customers seeking pricing more in line with the prices BioAmber has contractually committed to for future Sarnia supply.  The Company continues to manage sales in an effort to preserve its bio-succinic acid inventory levels in advance of the Sarnia plant start-up.

Gross loss in the year ended December 31, 2014 was $4.5 million, compared to a gross loss of $24,000 for the same period in 2013.  The increase was due to lower selling prices combined with an inventory reserve of $2.5 million and higher fixed production costs in 2014 than in 2013. These costs resulted from the transition away from the French demo plant to Sarnia production and pricing.

Research and development expenses for the year ended December 31, 2014 were $15.2 million, a decrease of $1.4 million from the same period in 2013. The decrease was primarily due the completion of the yeast development project with Cargill in 2013, greater in-house management of the patent portfolio, and a reduction of expenses related to our adipic acid platform.  These reductions were partially offset by an increase in payroll costs that resulted from a shift away from the use of external labs to in-house R&D resources.

Sales and marketing expenses in the year ended December 31, 2014 were $4.5 million, versus $4.7 million in 2013. The decrease was primarily due to a decrease in third-party market study expenses and in incentive remuneration.

General and administrative expenses for the year ended December 31, 2014 increased to $10.7 million, from $9.8 million for the same period in 2013. The increase was primarily due to an increase in stock-based compensation due to stock option cancellations in the second quarter of 2014 and additional cost related to compliance and other costs associated with being a public company.

Foreign currency losses in the year ended December 31, 2014 were $151,000 as compared to a loss of $306,000 for the same period in 2013. The decrease stemmed from lower Canadian dollar cash balances in 2014 that were partly offset by a weaker Canadian versus US dollar during the period.

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During the year ended December 31, 2014, the Company incurred net financial charges of $11.7 million as compared to an income of $7.4 million in the same period in 2013.   The net financial charges in the year were mainly the result of $4.8 million of interest expense and end of term charge accretion on the loan from Hercules Technology Growth Capital, which was fully repaid in December 2014, compared to $1.8 million in 2013, and a $7.2 million of non-cash charge related to changes in the fair market value of the warrants issued in connection with the Company’s initial public offering, compared to a gain of $10.3 million recorded in 2013. The warrants are revalued at each reporting period resulting in a non-cash amount being recorded in the statement of operations for as long as the warrants remain outstanding.

The Company recorded a net loss attributable to BioAmber Inc. shareholders of $46.4 million, or a loss of $2.32 per share, for the year ended December 31, 2014, as compared to a net loss of $33.2 million, or a loss of $2.13 per share, for the same period in 2013.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the year ended December 31, 2014 was $34.7 million, or a loss of $1.74 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $33.6 million, or a loss of $2.16 per share, for the same period in 2013.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the year ended December 31, 2014, the impact of the change in fair value of the warrants issued in connection with the IPO, the loss from the extinguishment of debt, a non-cash reserve taken on the recorded value of inventory, and the non-cash expense resulting from the cancellation of certain employee stock options.  For the year ended December 31, 2013, it excludes the impact of the change in fair value of the warrants issued in connection with the IPO, the intangibles and long lived assets impairment charges, the accelerated vesting of certain employee stock options from the IPO, and the non-cash gain from the extinguishment of debt.  Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on March 12, 2015. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546

International callers: (416) 764-8688

Teleconference replays will be available through March 19, 2015:

Domestic: 1-888-390-0541

International: 416-764-8677

Passcode: 498791#

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A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is an industrial biotechnology company producing sustainable chemicals. Its proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstock into sustainable chemicals for use in a wide variety of everyday products including plastics, resins, food additives and personal care products.  For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the projected capital costs and scheduled completion of the Sarnia facility under construction, the commissioning and start up schedule, the beginning of our commercial operations and future sales projections for our Bio-SA facility including the take-or-pay agreements with Vinmar International and PTTMCC Biochem.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the Quarter ended September 30, 2014.

BioAmber Investor Contact

Mike Hartmann

Executive Vice President

514-844-8000 Ext. 120

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BioAmber Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except for shares)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	$	$	$	$
Product sales	308	439	1,543	2,665
Cost of goods sold	2,065	424	6,044	2,689
Gross loss	(1,757)	15	(4,501)	(24)

Operating expenses
Research and development	4,005	3,499	15,156	16,579
Sales and marketing	679	909	4,482	4,730
General and administrative	2,450	2,830	10,655	9,757
Depreciation and amortization	72	53	260	1,165
Impairment loss	—	—	—	8,619
Foreign exchange (gain) loss	75	534	151	306
Operating Expenses	7,281	7,825	30,704	41,156
Operating loss	9,038	7,810	35,205	41,180

Amortization of deferred financing costs	74	(138)	292	240
Financial charges (income), net	(5,026)	278	11,737	(7,433)
Gain on debt extinguishment	622	—	171	(314)
Equity participation in losses of equity method investments	—	—	—	15
Other expense (income),net	2	—	(183)	—
Loss before income taxes	4,710	7,950	47,222	33,688
Income taxes	23	34	75	103
Net Loss	4,733	7,984	47,297	33,791

Net Loss attributable to:
BioAmber Inc. shareholders	4,357	7,828	46,422	33,218
Non-controlling interest	376	156	875	573
	4,733	7,984	47,297	33,791
Net Loss per share attributable to
BioAmber Inc. shareholders - basic	$ 0.20	$ 0.42	$ 2.32	$ 2.13

Weighted-average common shares
outstanding- basic	21,829	18,469	20,016	15,591

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of December 31, 2014	As of December 31, 2013
Assets	$	$
Current assets:
Cash and cash equivalents	51,043	83,728
Accounts receivable	477	755
Inventories	1,802	2,415
Prepaid expenses and other current assets	765	7,394
Deferred financing costs	3,005	671
Total current assets	57,092	94,963
Property and equipment, net	88,665	13,554
Investment in equity method investment	35	710
Intangible assets including goodwill	4,957	4,852
Restricted Cash	647	—
Deferred financing costs	1,044	—
Total assets	152,440	114,079

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	17,443	7,111
Income taxes payable	204	1,121
Deferred grants	2,275	3,061
Short-term portion of long term debt	2,978	6,520
Total current liabilities	22,900	17,813
Long-term debt	34,653	23,210
Warrants financial liability	13,040	5,840
Other long term liabilities	128	82
Total liabilities	70,721	46,945
Redeemable non-controlling interest	24,190	—
Shareholders’ Equity	57,529	67,134
Total Liabilities and Shareholders’ Equity	152,440	114,079

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands $)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Operating Activities
Net Loss	(4,733)	(7,984)	(47,297)	(33,791)
Adjustments to reconcile net loss to cash:
Stock-based compensation	1,384	1,269	6,949	6,732
Depreciation and amortization	72	52	260	1,165
Warrant revaluation	(7,199)	(560)	7,200	(10,308)
Accretion of end of term charge on long-term debt	(1,208)	241	(492)	493
Amortization of deferred financing costs	74	(138)	292	240
Impairment loss and write-off of fixed assets	—	—	—	8,619
Change in working capital	(1,050)	2,294	10,640	(421)
Equity participation in losses of equity method investments	—	—	—	15
(Gain) loss on debt extinguishment	402	—	(50)	(314)
Other	11	11	45	45
Net cash used in operating activities	(12,247)	(4,815)	(22,453)	(27,525)

Investing Activities
Acquisition of property and equipment	(25,540)	(8,181)	(85,014)	(12,788)
Change in restricted cash	—	—	(678)	—
Investment in equity method investments	—	—	675	—
Net cash used in investing activity	(25,540)	(8,181)	(85,017)	(12,788)

Financing Activities
Deferred financing costs	(586)	(71)	(1,077)	(793)
Issuance of long-term debt	28,508	1,102	33,741	26,692
Repayment of long-term debt	(22,154)	—	(25,000)	—
Government grants	6,032	656	10,132	1,141
Net proceeds from issuance of shares or units	29	140	60,858	73,023
Cancellation of shares	—	—	—	(140)
Net cash provided by financing activities	11,829	1,827	78,654	99,923
Foreign exchange impact on cash	(1,631)	(711)	(3,869)	(954)
Increase/(decrease) in cash	(28,556)	(11,880)	(32,685)	58,656
Cash, beginning of period	78,632	95,608	83,728	25,072
Cash, end of period	51,043	83,728	51,043	83,728

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the year ended December 31, 2014 was $34.7 million, or a loss of $1.74 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $33.6 million, or a loss of $2.16 per share, for the same period in 2013.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the year ended December 31, 2014, the impact of the change in fair value of the warrants issued in connection with the IPO, the loss from the extinguishment of debt, a non-cash reserve taken on the recorded value of inventory, and the non-cash expense resulting from the cancellation of certain employee stock options.  For the year ended December 31, 2013, it excludes the impact of the change in fair value of the warrants issued in connection with the IPO, the intangibles and long lived assets impairment charges, the accelerated vesting of certain employee stock options from the IPO, and the non-cash gain from the extinguishment of debt.

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net loss attributable to BioAmber Inc. Shareholders	4,357	7,828	46,422	33,218
Deduct:
Warrants Revaluation and issuance costs	(7,199)	(560)	7,200	(9,177)
Intangible and long live asset impairment	—	—	—	8,369
Accelerated vested options from IPO	—	—	—	724
Loss (gain) on extinguishment of debt	622	—	171	(314)
Inventory Reserve	556	—	2,454	—
Additional charge for cancellation of stock options	—	—	1,853	—
Adjusted Net Loss attributable to
BioAmber Inc. shareholders	10,378	8,388	34,744	33,616

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	0.48	0.45	1.74	2.16

Weighted-average of common shares
outstanding- basic	21,829	18,469	20,016	15,591

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